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                            LIST OF OFFICERS AND DIRECTORS
                              SELLING COMPANY SECURITIES


    The sales of this offering will be through Regulation SB, Form SB-2. No officers or directors will receive compensation or commission from the sales of this offering. THIS OFFERING WILL ONLY BE SOLD BY THE FOLLOWING OFFICERS OF THE
COMPANY:

GARRY OGLESBEE          LEONARD MITCHELL
1408 KIT CARSON DR.     15029 SUNDANCE
GALLOP, NM.  87301      WICHITA, KS.  67230



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    It is the intention of the Company to apply for acceptance to trade this security on the Bulletin Board. There can be no assurance made as to a market for this security or that this security will actually trade on such market.